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                                  Exhibit 23.1

               Consent of Housholder, Artman and Associates, P.C.
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             [Letterhead of Housholder, Artman and Associates, P.C.]



                        CONSENT OF INDEPENDENT AUDITORS



The Boards of Directors
Security Bancorp, Inc.
Security Federal Savings Bank of McMinnville, TN
McMinnville, Tennessee


We consent to the use in this Registration Statement on Form SB-2 on behalf of Security Bancorp, of our report dated January 27, 1997, relating to the financial statements of Security Federal Savings Bank of McMinnville, Tn, which appear in such Registration Statement. We also consent to the reference to us under the headings "Legal and Tax Opinions" and "Experts" contained in the Prospectus, which is a part of such Registration Statement.

/s/ Housholder, Artman and Associates, P. C.


Housholder, Artman and Associates, P. C.
Tullahoma, Tennessee

March 21, 1997